Exhibit 16
Letter from Graf Repetti & Co., Item 304(a)



Graf Repetti & Co.


July 1, 2002

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: REDCELL POWER CORPORATION (formerly Infobooth, Inc.)

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1) We have read the Company's response to Item 4 of Form 8-
K/A dated July 1, 2002; and

     (2) We agree with all the disclosures, and those revised, that are reflected in the amended Form 8-K.


Very Truly Yours,

/s/ Graf Repetti & Co.